Exhibit 99(d)(2)

AMENDED AND RESTATED EXHIBIT A
TO THE INVESTMENT ADVISORY AGREEMENT
BETWEEN GLOBAL X FUNDS AND GLOBAL X MANAGEMENT COMPANY LLC
DATED OCTOBER 20, 2008

Intending to be legally bound, the undersigned hereby amend and restate Exhibit A to the aforesaid Agreement to include the following investment portfolios as of December 5, 2008:

FUNDS	ANNUAL ADVISORY FEE (as a % of average daily net assets)

Global X FTSE Nordic 30 ETF	0.25%
Global X FTSE Argentina ETF	0.25%
Global X/InterBolsa FTSE Colombia 20 ETF	0.25%
Global X FTSE Egypt ETF	0.25%
Global X FTSE Peru ETF	0.25%
Global X FTSE Philippines 30 ETF	0.25%

GLOBAL X FUNDS

/s/ Bruno del Ama

Bruno del Ama
Title: President and CEO

GLOBAL X MANAGEMENT COMPANY LLC

/s/ Bruno del Ama
Bruno del Ama

Title: CEO